UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2013

Euronet Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31648 (Commission File Number)	74-2806888 (I.R.S. Employer Identification No.)

3500 College Boulevard
Leawood, Kansas  66211
(Address of principal executive office)(Zip Code)

(913) 327-4200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

On March 26, 2013, Euronet Worldwide, Inc. (the “Company”) entered into a Rights Agreement (the “2013 Rights Plan”) with Computershare Trust Company, N.A. (the “Rights Agent”).  The 2013 Rights Plan is intended to replace the Company's existing rights plan, entered into in 2003, and will become effective immediately following the expiration of the existing rights plan at the close of business on April 3, 2013. As part of the adoption of the Rights Plan, the Company's Board of Directors declared a dividend of one right for each share of the Company's common stock held of record as of the close of business on April 3, 2013. The rights will initially trade together with shares of the Company's common stock.

A description of the provisions of the 2013 Rights Plan is contained in Exhibit C to the 2013 Rights Plan, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

The 2013 Rights Plan is intended to comply with the voting guidelines of ISS Governance Services (“ISS”), including (i) a 20% ownership threshold which must be surpassed before the exercisability of the rights is triggered, (ii) a three year term which will expire at the close of business on April 3, 2016, (iii) a “Qualified Offer” exemption (as defined in the 2013 Rights Plan) which permits a tender or exchange offer to be made directly to the stockholders if the criteria in that exemption are satisfied, and (iv) the right of stockholders owning at least 10% of the outstanding shares to request that a special stockholders meeting be held for the purpose of voting upon a resolution to redeem the rights, which request may be made not earlier than 90 business days after commencement of a Qualified Offer that has not been approved by the Company’s Board of Directors (the “Board”). The Company plans to seek stockholder ratification of the 2013 Rights Plan at the 2013 Annual Meeting of Stockholders but will reserve the right to maintain the 2013 Rights Plan or adopt a new rights plan if the Board determines, in good faith, that its fiduciary duties require such action. In addition, the 2013 Rights Plan calls for a review to be conducted at least annually by the Nominating and Corporate Governance Committee, which is composed solely of independent directors, for the purpose of communicating to the Board its recommendation as to whether the 2013 Rights Plan continues to be in the best interests of the stockholders or should be modified or the rights redeemed.

The Board approved the Company’s entry into the 2013 Rights Plan because the concentration of ownership of its outstanding common stock makes it vulnerable to a hostile takeover that could be coercively structured and either unfairly or inadequately priced. In determining whether to adopt the 2013 Rights Plan, the Board also took into account numerous economic studies which have shown that rights plans do not prevent takeovers, but do result in higher takeover premiums being paid. The Board believes that it can best fulfill its fiduciary duties to the Company and to its stockholders with the additional time, flexibility and negotiating leverage provided by the 2013 Rights Plan which encourages potential acquirors to negotiate with the Board and gives the Board the opportunity to identify and pursue the best strategic alternative available to the Company. The 2013 Rights Plan also helps to ensure equal treatment so that all stockholders will have the opportunity to receive a control premium and can avoid the risk of being relegated to a minority position.

The Board’s ability to implement a rights plan to achieve the foregoing benefits after an actual takeover threat emerges is doubtful due to the Company’s concentrated stock ownership and the inability of the filing requirements under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the Hart-Scott-Rodino Antitrust Improvement Act (“HSR”) to provide sufficient advance warning of an impending transfer of control of the Company. In the former regard, a hostile acquiror is permitted to acquire additional shares during the ten day period between the date it first acquires beneficial ownership of more than five percent of the outstanding shares and the due date for filing a Schedule 13D to report such ownership and its control intentions. In the latter regard, an HSR notice is required before consummating the acquisition of stock with a value of more than $70.9 million, but is not triggered by an option or conditional right to purchase, so that control could be locked up, subject to HSR clearance of the closing of the stock transfer, before the Company becomes aware of it.

Item 3.03                      Material Modification to Rights of Security Holders.

Please see the disclosures set forth under Item 1.01 and Item 5.03 regarding the Company’s 2013 Rights Plan and the amendment and restatement of the Certificate of Designations for the Company's Series A Junior Participating Preferred Stock, both of which are incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 28, 2013, in connection with the Company's adoption of the 2013 Rights Plan, the Company filed an amended and restated Certificate of Designations of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware. A description of the Series A Junior Participating Preferred Stock is contained as Exhibit C to the 2013 Rights Plan, a copy of which is filed herewith as Exhibit 4.1 and incorporated by reference into this Item 5.03.  The Certificate of Designations of Series A Junior Participating Preferred Stock is also incorporated by reference into this Item 5.03 and attached as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits.

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on March 28, 2013
4.1

Rights Agreement dated as of March 26, 2013, between Euronet Worldwide, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes as Exhibit C, the Summary of Rights to Purchase Preferred Shares

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EURONET WORLDWIDE, INC.

By:	/s/ Jeffrey B. Newman
Jeffrey B. Newman Executive Vice President & General Counsel

Date:  March 29, 2013